NAME OF REGISTRANT
Franklin Strategic Series
File No. 811-06243

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

The Statement of Additional Information is amended as follows:

For the Franklin Flexible Alpha Bond Fund, the "Goals,
Strategies and Risks-Glossary of Investments, Techniques,
Strategies and Their Risks-Investment company securities"
section is revised to add the following as a second paragraph:

The Fund will not acquire shares of other affiliated or unaffiliated open-end funds or unit investment trusts in reliance on paragraph (F) or (G) of Section 12(d)(1) of the 1940 Act.